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                                                                   Exhibit 10.5


                              EMPLOYMENT AGREEMENT



         AGREEMENT executed as of the 2nd day of February, 1998, by and BETWEEN PROGRESSIVE TELECOMMUNICATIONS CORPORATION, a Florida corporation with executive offices at 601 Cleveland Street, Suite 930, Clearwater, Florida 33755 (the "Company"), and BARRY SHEVLIN, residing at 1050 Starkey Rd., #106, Largo, FL 33771 (the "Employee").

                              W I T N E S S E T H

         WHEREAS, the Employee is currently employed by the Company under an oral agreement and has served the Company in various executive capacities; and

         WHEREAS, the Company acknowledges and recognizes the value of the Employee's services, which services are of special, unique and extraordinary character; and

         WHEREAS, the Company desires to employ, retain and make secure for itself the experience, abilities and services of the Employee for a period of not less than five (5) years from the effective date of this Agreement; and

         WHEREAS, both the Company and the Employee desire to embody the terms and conditions of employment of the Employee into a written agreement;

         NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the Company and the Employee do hereby agree as follows:

1.       EMPLOYMENT.

         The Company hereby employs the Employee and the Employee hereby accepts such employment upon the terms and conditions hereinafter set forth.

2.       TERM.

         Subject to the provisions of this Paragraph and Paragraphs 8 and 9 hereof the term of Employee's employment shall commence as of January 1, 1998 ("Commencement Date") and continue for an initial period of five (5) years from the Commencement Date (the "Initial Term"). Following the completion of the Initial Term, the Employee's term of employment shall be renewed automatically for additional one year terms ("Annual Terms") in the absence of written notice of termination given by either party at least one hundred eighty (180) days prior to the date of any such renewal.



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3.       COMPENSATION AND CERTAIN OTHER BENEFITS.

         For services rendered by the Employee hereunder, the Company shall pay to the Employee the following compensation:

         3.1  Fixed Compensation.

              (a) Fixed compensation, payable in weekly installments during the first year of this Agreement shall be broken down as follows:

                   i. Initial 17 weeks of the first year fixed compensation shall be based on an Eighty Thousand ($80,000) Dollar base salary or $1,538.46 per week;

                   ii. The second 18 weeks of the first year fixed compensation shall be based on a One Hundred Ten Thousand ($110,000) Dollar annual base salary or $2,115.38 per week; and

                   iii. The last 17 weeks of the first year fixed compensation shall be based on a One Hundred Forty Thousand ($140,000) Dollar annual salary or $2,692.31 per week.

              (b) Fixed compensation, payable in weekly installments during the second year of this Agreement shall be at a rate equal to or greater than One Hundred Forty Thousand ($140,000) Dollars per annum. Any increase above One Hundred Forty Thousand ($140,000) Dollars shall be determined by the Company's Board of Directors in its sole discretion.

              (c) Fixed compensation for the remainder of the Term of this Agreement and all increases of fixed compensation shall be determined by the Company's Board of Directors. However, in no event shall fixed compensation be less than the previous year.

         3.2  Incentive Compensation.

              Such incentive compensation ("Incentive Compensation") may be paid to Employee in the form of a cash bonus, profit sharing or otherwise as the Board of Directors of the Company or the Board's Compensation Committee may grant to executive employees of the Company from time to time. Additionally, the Employee shall be a participant in the Company's executive bonus pool (the "Bonus Pool"). Pursuant to the Bonus Pool, the Company's Board of Directors, at its sole discretion, is authorized to distribute up to an aggregate of $100,000 and 100,000 shares of the Company's Common Stock divided amongst the participants, at such time the Company achieves each of the following milestones:


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              (a)  One Million ($1,000,000) Dollars in sales in any given calendar month;

              (b) Two Million ($2,000,000) Dollars in sales in any given calendar month;

              (c) Three Million ($3,000,000) Dollars in sales in any given calendar month;

              (d) Four Million ($4,000,000) Dollars in sales in any given calendar month; and

              (e) Five Million ($5,000,000) Dollars in sales in any given calendar month.



         3.3  Other.

              In addition to the Fixed Compensation and Incentive Compensation which Employee shall receive pursuant to subparagraphs 3.1 and
              3.2 of this paragraph 3, the Employee shall receive the following items of reimbursement, compensation or benefits:

              (a) Expenses. Employee is authorized hereunder to incur reasonable expenses for promoting the business and affairs of the Company, including, without limitation by specification, expenses for entertainment, travel and similar items. The Company shall promptly reimburse Employee for all such expenses upon presentation from time to time by Employee to the Company of an itemized account of such expenditures.

              (b) Life Insurance. The Company shall maintain either a whole-life life insurance policy or policies or a minimum deposit life insurance policy or policies (or the equivalent thereof) on the life of the Employee having an aggregate face value of not less than $250,000 Dollars (collectively, the "Policy"). In the event that the Company purchases minimum deposit life insurance and this Agreement is terminated without Cause as defined herein prior to the time that the insurance policy has been fully paid, the Company agrees to continue to make the premium payments on the policy until it is fully paid. The proceeds of the policy shall be payable to any beneficiary or beneficiaries designated at any time and from time to time by the Employee, provided however, that upon the death of the employee, the aggregate amount of premiums paid on the Policy shall be repaid to the Company by the beneficiary or beneficiaries designated in the Policy. Employee, if requested by the Company, shall take all necessary steps, including if requested, the naming of the Company as a Co-Beneficiary of the Policy to the extent of the total amount of premiums paid thereon, in order to insure Employee's compliance with this covenant. In no event shall the premiums on any policy or policies aggregate more than $10,000 per year. The Policy shall be in addition to any key man policy or group term policy or policies insuring the life of the Employee maintained by the Company.



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              (c)  Automobile. The Company shall provide Employee with an automobile compatible with his position and responsibility hereunder or, in lieu thereof, at the option of the Employee, a monthly stipend equal to the cost of leasing and insuring such an automobile. The Company's monthly obligation under this paragraph shall not exceed $600.

              (d) Medical Benefits. The Company shall provide Employee with such family health and medical benefits as the Company normally accords its executive officers.

              (e) Vacations. Employee shall be entitled during each fiscal year during the period of his employment hereunder to such vacation time as the Company normally accords its executive officers who have been employed by it for a length of time similar to the length of Employee's employment, but not less than two weeks per year. Employee may take such vacation over such period or periods of time as Employee in his discretion shall select. Vacation time shall not accrue from year to year. While on vacation, the compensation to which Employee is entitled shall be paid in full.

              (f) Working Facilities. The Company shall furnish Employee with a private office, secretarial help and such other facilities, services and staff as are suitable to his position and adequate for the performance of his duties hereunder.

         3.3 The Company agrees that nothing contained in this Agreement is intended to or shall be deemed to be granted to the Employee in lieu of, or as a limitation upon, any rights and privileges which the Employee may otherwise be entitled to as an executive employee of the Company under any retirement, pension, insurance, hospitalization or other employee benefit plan of any type (including, without limitation by specification, any incentive, profit sharing, bonus or stock option plan), which may now be in effect or which may hereafter be adopted by the Company, it being understood that the Employee shall have the same rights and privileges to participate in such Company benefit plans as any other executive employee of the Company.

4.       DUTIES; TIME AND EFFORT.

         4.1 During the term of his employment hereunder, Employee, subject to the supervision and control of the Board of Directors of the Company, shall supervise the operations of the Company. Employee shall serve as Chief Executive Officer of the Company and the Company and Employee contemplate that Employee shall continue to serve in such capacity throughout the period of his employment hereunder.


         4.2 Employee agrees to devote his full-time and effort to the business of the Company during the term of his employment hereunder and to serve as a member of the Company's Board of Directors. The Employee shall perform his duties faithfully, diligently and to the best of his ability. Employee, at all times, shall use his best efforts to preserve, protect, enhance and maintain the trade, business and goodwill of the Company.



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5.       COVENANTS AND RESTRICTIONS.

         Subject to the provisions of Paragraph 8.6 hereof, Employee covenants that, except in carrying out his duties hereunder, during the term of his employment and for a period of one (1) year following the date of termination of employment hereunder (unless such longer period of time is specifically set forth herein):

         5.1 Without the express written consent of the Board of Directors, Employee shall not directly or indirectly, own any interest in, participate or engage in, assist, render any services (including advisory services) to, become associated with, work for, serve (in any capacity whatsoever, including, without limitation, as an employee, consultant, advisor, agent, independent contractor, officer or director) or otherwise become in any way or manner connected with the ownership, management, operation, or control of, any business, firm, corporation, partnership or other entity (collectively referred to herein as a "Person") that engages in, or assists others in engaging in or conducting any business, which deals, directly or indirectly, in products or services similar to or competitive with the Company's product line or services in the United States; provided, however, the above shall not be deemed to exclude Employee from acting as director of another corporation with the consent of the Company's Board of Directors; provided further, however, that the above shall not be deemed to prohibit Employee from owning or acquiring securities issued by any corporation whose securities are listed with a national securities exchange or are traded in the over-the-counter market, provided that Employee at no time owns, directly or indirectly, beneficially or otherwise, five (5%) percent or more of any class of any such corporation's outstanding capital stock.

         5.2 Employee shall not knowingly provide or solicit to provide to any Person or individual (i) any goods or services which are competitive with those provided by the Company or which would be competitive with the goods or services that the Company has planned to provide; or (ii) any goods or services to any customer of the Company. The term "customer" shall mean any person or individual to whom the Company has provided goods or services within the twenty-four (24) month period prior to the termination of Employee's employment hereunder. Notwithstanding anything herein to the contrary, no limitation shall be imposed on Employee hereunder with respect to any goods and services that the Company has planned to provide and which are not actually being provided at the time of the termination of Employee's employment hereunder .

         5.3 Employee agrees that he shall not divulge to others, nor shall he use to the detriment of the Company or in any business or process of manufacture competitive with or similar to any business or process of manufacture engaged in by the Company or any of its subsidiary or affiliated companies, at any time during his employment with the Company or thereafter, any confidential or trade secret information obtained by him during the course of his employment with the Company relating to sales, salesmen, sales volume or strategy, customers, formulas, processes, methods, machines, manufactures, compositions, ideas, improvements or inventions belonging to or relating to the business of the Company, or its subsidiary or affiliated companies.



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         5.4  Employee shall neither solicit, seek to solicit any of the
              Company's personnel in any capacity whatsoever nor shall Employee induce or attempt to induce any of the Company's personnel to leave the employ of the Company to work for Employee or otherwise.

         5.5 Employee acknowledges that his breach of any of the restrictive covenants contained in this Paragraph 5 may cause irreparable damage to the Company for which remedies at law would be inadequate. Accordingly, if Employee breaches or threatens to breach any of the provisions of this Paragraph 5, the Company shall be entitled to appropriate injunctive relief, including, without limitation, preliminary and permanent injunctions in any court of competent jurisdiction, restraining Employee from taking any action prohibited hereby. This remedy shall be in addition to all other remedies available to the Company at law or equity. If any portion of this Paragraph 5 is adjudicated to be invalid or unenforceable, this Paragraph 5 shall be deemed amended to delete there from the portion so adjudicated, such deletion to apply only with respect to the operation of this Paragraph 5 in the jurisdiction in which such adjudication is made.

6.       PROPRIETARY PROPERTY.

         Subject to the provisions of Paragraph 8.6 hereof:

         6.1 The Employee agrees that any and all inventions or improvements as will as any and all ideas, creations, know-how and methods of applying and putting into practice any inventions or improvements (all of the foregoing being hereinafter called "Proprietary Property" and being more fully defined in subparagraph 6.2 below) that are created, developed, conceived of or discovered either
              (i) by the Employee (solely or jointly with others) either in the course of his employment, on the Company's time, with the Company's materials or facilities, relating to any subject matter with which his work for the Company is or may be concerned, or relating to any business in which the Company or any of its subsidiaries or affiliated companies is involved; or (ii) by or for the Company; or (iii) by any independent individual or person and thereafter acquired by the Company, and which are within the Employee's knowledge or possession in the case of (i) above or that come into the Employee's knowledge or possession during and in the course of the Employee's employment hereunder in the case of (ii) or (iii) above, shall be, if created, developed, conceived of or discovered by the Employee, promptly disclosed to the Company, or shall be, if otherwise developed or acquired by the Company, received by the Employee as an employee of the Company and not in any way for his own benefit. Employee shall neither have nor obtain any right, title or interest in or to such Proprietary Property unless and until the Company shall expressly and in writing waive, the rights that it has therein and thereto with respect to any and all Proprietary Property that is invented, created, written, developed, furnished or Produced by the Employee, or suggested by the Employee to the Company, during the term of the Employee's employment under this Agreement, Employee does hereby agree that all such Proprietary Property shall be the exclusive property of the Company, and that the Employee shall neither have nor retain any right, title or interest, of any kind therein and thereto or in and to any of the benefits or proceeds therefrom. At any time, whether during or after the term of this Agreement, the Employee shall, upon the request and at the expense of



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              the Company, (A) obtain patents or copyrights on, or (B) permit the Company to patent or Copyright, any such Proprietary Property, whichever (A) or (B) is appropriate, and/or (C) execute, acknowledge and deliver any and all assignments, instruments of transfer, or other documents, that the Company deems necessary or appropriate to transfer to and in the Company all right, title and interest in and to such Proprietary Property and to evidence the Company's ownership of such Proprietary Property, including, without limitation, taking all steps necessary to enable the Company to publish or protect said Proprietary Property by patents or otherwise in any and all countries and to render all such assistance as the Company may require in any patent office proceeding or litigation involving said Proprietary Property. The Employee shall not, without limitation as to time or place, use any Proprietary Property except on Company business, during or after his period of employment, nor disclose the same to any other Person or individual except for disclosure on Company business or as may be required by law.

         6.2 As used in this Agreement, "Proprietary Property" means proprietary technical information not generally known in the Company's industry and which is disclosed to Employee or known or developed by Employee as a consequence of or through his employment with the Company.

         6.3 During or subsequent to the Employee's employment by Company, Employee shall not, directly or indirectly, lecture upon, publish articles concerning, use, disseminate, disclose, sell or offer for sale any Proprietary Property without the Company's prior written permission.

7.       DISABILITY.

         7.1 Subject to the terms of this subparagraph 7.1, in the event Employee becomes temporarily disabled during the term of this Agreement, he shall continue to receive one hundred (100%) percent of the Fixed Compensation to which he was entitled at the time he became disabled for any period of disability not in excess of three (3) consecutive calendar months. Following the third consecutive calendar month of temporary disability, the compensation to be received by Employee shall be reduced to fifty (50%) percent of the amount he received during the first three
              (3) months of such disability after the third consecutive month and for a period of five years thereafter. For the purpose of this subparagraph 7.1, the terms "disabled" and "disability" shall mean disability which, in the opinion of a doctor reasonably satisfactory to the Company, renders the Employee unable to perform his duties hereunder. The date such disability commences shall be the date Employee first absents himself from work during a continuous period of disability as so determined by the doctor hereinabove set forth. The term "temporary disability" shall mean a disability which is not a permanent disability (as such term is defined in subparagraph 7.2 below).

         7.2 Notwithstanding anything to the contrary set forth in this Agreement, the Company may terminate this Agreement upon no less than ninety (90) days prior written notice to Employee after six
              (6) full continuous calendar months following the "permanent disability" (as defined below) of Employee and the payment to Employee of all unpaid compensation which



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              the Company owes to the Employee for the period of employment prior to termination. In such event, the Employee shall be entitled to receive from the Company or from the Company's disability insurance carrier disability compensation in an amount which shall, when added to all social security benefits received or to be received by Employee as a result of the permanent disability, equal One Hundred Thousand ($100,000) Dollars per annum; provided, however, in no event shall the premiums paid by the Company for maintaining the disability policy (as such term is defined below) exceed Ten Thousand ($10,000) Dollars per annum. The Employee's entitlement to disability benefits shall be pursuant to the terms of this Agreement and the disability insurance policy (the "Disability Policy") to be obtained and maintained by the Company, naming the Employee as the insured thereunder. Notwithstanding the foregoing, in the event Employee's disability is either not covered under the Disability Policy or Employee is covered for less than One Hundred Thousand ($100,000) Dollars per annum or if coverage under the Disability Policy terminates during the Period of disability for any reason whatsoever, then for the balance of Employee's then current term of employment the Company will pay Employee One Hundred Thousand ($100,000) Dollars per annum or, if Employee is receiving benefits under the Disability Policy, the Company will supplement the insurance payments which Employee is entitled to receive so that Employee receives a total of One Hundred Thousand ($100,000) Dollars per annum and, thereafter, the Company will pay to Employee, or supplement the benefits Employee receives under said Disability Policy, so that Employee receives the lesser of (i) One Hundred Thousand ($100,000) Dollars per annum; or (ii) fifty (50%) percent of Employee's Fixed Compensation until Employee attains the age of sixty-five (65). Once Employee attains age sixty-five (65), the Company shall have no further obligations to make disability payments to Employee or to otherwise supplement the amounts Employee receives under the Disability Policy except to the extent that it is the Company's then current policy to continue to cover or provide benefits to permanently disabled executive officers beyond age sixty-five (65). Notwithstanding anything to the contrary set forth in this Paragraph 7.2, in the event the Employee reassumes the full Performance of his duties hereunder prior to such termination notice, the Employee shall be entitled to one hundred (100%) percent of his total compensation from the date of his return. In no event shall Employee be entitled to renew the term of his employment for the Extension Term or any Annual Term if Employee becomes permanently disabled during either the Initial Term or the Extension Term. Employee shall be deemed "Permanently Disabled" for purposes hereof if either: (i) Employee has been temporarily disabled for a period in excess of 730 consecutive days; or (ii) the insurance company issuing the Disability Policy determines that the Employee is Permanently Disabled and will make payments pursuant to the Disability Policy; or (iii) a physician, mutually acceptable to both the Company and the Employee, determines on the basis of medical evidence that Employee is totally disabled, mentally or physically, so as to be, prevented from engaging in further employment by the Company in the capacity in which Employee was engaged prior to such disability and that such disability will be permanent and continuous during the remainder of the life of Employee. In the event a physician cannot be selected who is acceptable to both the Company and the Employee, each party shall select a physician who shall together select a third physician whose decision shall be final. In the event of a dispute or the inability of the physicians selected by the Company and the Employee to select a third physician, a physician



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              shall be selected by the American Arbitration Association and the decision of such physician shall be final.

         7.3  Payments of disability compensation under subparagraphs 7.1 and
              7.2 above shall be reduced by the amounts actually received by the Employee under any policy or policies of disability, health, accident, or wage continuation insurance paid for by the Company.

8.       TERMINATION; SEVERANCE; DEATH.

         8.1 The Employee's employment shall terminate upon his death, and may be terminated, at the option of (i) the Employee, (A) upon the conclusion of the Initial Term, or any Annual Term upon proper written notice to the Company, or (B) for breach of this Agreement, or (ii) the Company upon proper written notice to the Employee, (A) at the conclusion of the Initial Term or any Annual Term, (B) as a result of his permanent disability as defined in Paragraph 7.2 hereof, or (C) for cause. Termination "for cause" shall mean termination only in the event the Employee is guilty of (i) intentional or reckless failure to perform his duties hereunder, or (ii) any act of intentional dishonesty by the Employee which adversely effects the Company's business or its reputation.

         8.2 If Employee's employment is terminated by the Company for cause, the Company shall have no further obligation to pay compensation or benefits to Employee, other than those accrued through the date of such termination.

         8.3 If Employee's employment is terminated by Employee's decision to act as a consultant to the Company or as a result of the Employee's permanent disability, the Company shall remain obligated to pay Employee the entitlements set forth in Paragraph 7 of this Agreement.

         8.4 If Employee's employment is terminated by the Company's determination not to renew the employment term at the conclusion of either the Initial Term or any Annual Term, the company shall be obligated to pay Employee, within sixty (60) days of such termination, a lump sum severance payment in an amount equal to the product derived by multiplying each year of the Employee's employment with the Company (commencing with the calendar year
              1998) times Seventy Five Thousand ($75,000) Dollars.

         8.5 If Employee's employment is terminated by the Company during the Initial Term or any Annual Term, the Company shall be obligated to pay Employee, within sixty (60) days of such termination, a lump sum severance payment in an amount equal to the aggregate amount of the Employee's Base Salary for the remainder of the Initial Term or any Annual Term as the case may be, plus the product derived by multiplying each year of the Employee's employment with the Company (commencing with the calendar year
              1998) times Seventy Five Thousand ($75,000) Dollars.



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         8.6  If Employee dies during the term of his employment hereunder, the
              Company shall promptly pay to the Employee's estate or promptly distribute to the beneficiary or beneficiaries named by Employee all life insurance proceeds under the Policy referred to in paragraph 3.3(b) hereof (if received by the Company for any reason) as well as any term life insurance policy or policies with the exception of any key-man policy which the Company maintained on the life of and for the benefit of the Employee; provided, however, all other Company fringe benefits shall cease upon Employee's death.


         8.7 Notwithstanding anything to the contrary set forth in this Agreement, the Employee's covenants set forth in Paragraphs 5 and 6 hereof shall not apply with respect to and shall not be enforceable against Employee, in the event the Employee's employment is terminated by the Company for any reason other than those reasons expressly set forth in Paragraph 8.1 hereof.

9.       CHANGE IN CONTROL.

         If, as both a director and a stockholder of the Company, Employee opposes a "Change in Control" (as such term is defined below) of the Company and such Change in Control shall occur at any time during Employee's employment hereunder in spite of Employee's objection, Employee may, by written notice to the Company at any time within six (6) months after such Change in Control, elect to terminate his employment with the Company at the end of such six (6) month period. In the event Employee opposes a Change in Control, as both a stockholder and a director, and such Change in Control nevertheless takes place, then, if Employee elects to terminate his employment pursuant to this Paragraph 9, the Company shall pay him either (a) two and nine-tenths (2.9) times his then current Fixed Compensation within sixty (60) days of receipt of Employee's notice, if a majority of the Company's Board of Directors opposed the Change in Control; or (b) two and one-half (2.5) times his then current Fixed Compensation within sixty (60) days of receipt of Employee's notice, if a majority of the Company's Board of Directors voted in favor of the Change in Control; provided, however, in no event shall the amount payable to Employee pursuant to this Paragraph 9 exceed the maximum payment permitted by Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or then applicable law, and to the extent any "excess parachute payment" (as such term is defined in Code Section 280G(b)) would result from the application of the formulas set forth in (a) or (b) above, then the amount Employee would otherwise receive shall be reduced so that no "excess parachute payment" is made by the Company or received by Employee; provided further, however, that the provisions of this Paragraph 9 shall not apply to any Change in Control of the Company which is supported by the Employee either as an officer, director or as a stockholder of the Company. The Employee shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of such payment provided for in this Paragraph 9 be reduced by any compensation subsequently earned by the Employee as the result of his employment with another employer. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (a) any "person" or group of "persons" (as the terms "person" or "group" are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 and the rules thereunder) which does not include the Employee



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is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty (50%) percent or more of the combined voting power of the then outstanding securities of the Company (whether by purchase or acquisition of securities by any person or by the Company or by agreement to act in concert with respect to the voting of such securities or otherwise); or
(b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof unless the election of each director who was not a director at the beginning of the period, was approved by a vote of at least two-thirds at the beginning of such period; or
(c) any other event shall have occurred which constitutes a change in ownership or effective control of the Company or in the ownership of its assets, or which would be deemed to be such a change under Code Section 280G or the regulations or other legal authority developed thereunder.


10.      ARBITRATION.

         Any dispute, controversy or claim arising out of or pursuant to this Agreement or the breach hereof shall be settled by arbitration in the City of Clearwater, County of Pinellas and State of . Such arbitration shall be effected by arbitrators selected as hereinafter provided and shall be conducted in accordance with the Rules, existing at the date thereof, of the American Arbitration Association. The dispute, controversy or claim shall be submitted to three arbitrators, one arbitrator to be selected by the Company, one arbitrator to be selected by the Employee and the third arbitrator to be selected by the two so selected by the Company and Employee, or if they cannot agree on a third, by the American Arbitration Association. In the event that either the Company or Employee within one (1) month after notification of any demand for arbitration hereunder, shall not have selected its arbitrator and given notice thereof to the other party, the arbitrator for such party shall be selected by the American Arbitration Association. Meetings of the arbitrators shall be held in Clearwater, Florida at such place or places as may be agreed upon by the arbitrators. The results of final determination of any such arbitration proceedings shall be binding on the parties hereto and a judgment may be entered in any court having jurisdiction.

11.      SEVERABILITY OF PROVISIONS.

         In the event any court of competent jurisdiction determines that any term or provision of this Agreement shall be unenforceable, the invalidity of such term or provision shall not affect the validity of the remainder hereof.

12.      NOTICES.

         Any notice required or permitted to be given pursuant to the provisions hereof shall be deemed given when sent by registered or certified mail, return receipt requested, to the Company or Employee at their respective addresses set forth above or to such other address as may be given by similar notice by the Company or Employee.



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13.      WAIVER OF BREACH.

         The waiver by the Company or Employee of a breach of any provision hereof by the other shall not operate or be construed to operate as a waiver by such party of any subsequent breach by the other of the same or any other provision hereof.


14.      ENTIRE AGREEMENT, MODIFICATION AND CONSTRUCTION.

         This Agreement contains the entire understanding between the Company and Employee with respect to the subject matter hereof. The terms and conditions hereof may be changed only by an agreement in writing signed by the Company and Employee. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to conflicts of law.

         IN WITNESS WHEREOF, the Company has caused this Agreement to be signed and its seal affixed by a duly authorized officer and the Employee has signed this Agreement as of the day and year first above written.


                                          PROGRESSIVE TELECOMMUNICATIONS
                                          CORPORATION

[Corporate Seal]

                                          By: /s/ Barry Greenwood
                                             ----------------------------------
                                                  Barry Greenwood, President




                                          EMPLOYEE


                                              /s/ Barry Shevlin
                                          -------------------------------------
                                                  Barry Shevlin


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